As filed with the Securities and Exchange Commission on July 28, 1999
                                                        Registration No. 333-**
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            NEOSE TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


              Delaware                                13-3549286
  -------------------------------        ------------------------------------
  (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
   Incorporation or Organization)


                                 102 Witmer Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-5890
        -----------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                ---------------

                                P. Sherrill Neff
                      President and Chief Financial Officer
                            Neose Technologies, Inc.
                                 102 Witmer Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-5890
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                ---------------

                                   Copies to:
                             DAVID R. KING, ESQUIRE
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                      Philadelphia, Pennsylvania 19103-2921
                                 (215) 963-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_| _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                     Proposed Maximum       Proposed Maximum
                                Amount to be        Offering Price Per          Aggregate             Amount of
Shares to be Registered         Registered(1)            Share(2)           Offering Price(2)      Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share      1,500,000 Shares             $10                 $15,000,000              $4,170
===================================================================================================================

(1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares as may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the high and low sale prices for the Common Stock on July 26, 1999 as reported on The Nasdaq National Market.

                                ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION DATED JULY 28, 1999

PROSPECTUS


                                1,500,000 Shares

                            NEOSE TECHNOLOGIES, INC.

                                  Common Stock


                           -------------------------


     The shares of common stock offered by this prospectus are being offered by the selling stockholders named in the section entitled "Selling Stockholders" on page 12. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "NTEC." On July 27, 1999, the last reported closing price of the common stock was $10.063 per share.


                           -------------------------


     See "Risk Factors" beginning on page 3 for a discussion of some issues to consider before purchasing our common stock.


                           -------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
                     Any representation to the contrary is a
                                criminal offense.

                           -------------------------



                 The date of this prospectus is ________, 1999.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

RISK FACTORS..................................................................3

FORWARD-LOOKING STATEMENTS...................................................10

USE OF PROCEEDS..............................................................11

WHERE CAN YOU FIND MORE INFORMATION..........................................11

SELLING STOCKHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................13

LEGAL OPINION................................................................14

EXPERTS......................................................................14



     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.


                       OFFICES AND PLACE OF INCORPORATION

     We were incorporated in 1989 under the laws of Delaware. Our principal executive offices are located at 102 Witmer Road, Horsham, Pennsylvania 19044 and our telephone number is (215) 441-5890. References in this prospectus to "we," "us," "our," the "Company," and "Neose" refer to Neose Technologies, Inc. and its subsidiaries.

                                  RISK FACTORS

     An investment in our common stock is very risky. You should consider carefully the following risk factors, in addition to the other information in this Prospectus, before investing in our common stock.

We have a history of operating losses and anticipate we will incur continued losses for the foreseeable future

     We expect increased losses over at least the next several years as we expand research and development efforts, conduct additional clinical trials, expand manufacturing scale-up activities, and begin sales and marketing activities. Although we began operations in 1990, we have not generated any revenues from operations, except for interest income and revenues from collaborative agreements. We have incurred increasingly large losses each year. As of March 31, 1999, we had an accumulated deficit of approximately $49.6 million.

We have not yet commercialized any products or technologies, and we may not become profitable

     We have not yet commercialized any products or technologies. We do not know if or when we will generate significant revenues from the commercialization of our products or technologies. Before we can commercialize any of our products or technologies, we must overcome many hurdles. Even if we commercialize one or more of our products or technologies, we may not become profitable.

We may need to raise additional money before we become profitable, but we may not be able to raise money when we need it or on terms favorable to our stockholders

     We may need to sell additional stock, borrow additional money, or enter into new collaborative agreements both to fund operations until we become profitable and to make capital investments. The timing and amount of our future capital requirements will depend on many factors including those discussed in this "Risk Factors" section.

     We may not be able to raise money when we need it. If we fail to obtain adequate funds when needed:

     o we may delay or eliminate our research and development activities, or other aspects of our business;

     o    we may have to license or sell our technologies on unfavorable terms;
          or

     o    we may have to reduce or cease operations.

     If we raise money by selling additional stock or borrowing additional money, the terms may not be favorable and may be dilutive to our stockholders. A debt financing may contain restrictive covenants, and, if we default, may provide the lender with rights to some or all of our assets. For example, an important covenant of our debt financing arrangements for the purchase and improvement of our facility requires us to maintain at least $20 million of cash and short-term investments. If our cash and short-term investments fall below $20 million, we will be required to deposit with the lender cash collateral up to, but not more than, the unpaid balance of the loan, which as of March 31, 1999 was $8.9 million.

There has been only very limited development and commercialization of synthesized complex carbohydrates

     We are developing synthetic processes to manufacture oligosaccharides, or complex carbohydrates. We are using these manufacturing processes to discover, develop, and commercialize complex carbohydrates for pharmaceutical, nutritional, and consumer uses. Most complex carbohydrates sold today are derived from natural sources. There has been only very limited development and commercialization of synthesized complex carbohydrates. We believe that manufacturing limitations have been the primary barrier to further development and commercialization of synthesized complex carbohydrates. Although we believe that our technology will allow for this further development, we still may fail to complete successfully all the other activities required to commercialize any synthesized complex carbohydrate.

We may not be able to maintain or enter into new collaborative relationships upon which we depend to become profitable

     We have significant collaborative agreements with Johnson & Johnson, Bristol-Myers Squibb Company, and Abbott Laboratories. Our strategy for the development and commercialization of other product candidates includes entering into further collaborative agreements with pharmaceutical and other companies. The following discussion describes the significant terms and risks of each current agreement.

  Johnson & Johnson (McNeil Specialty Products Company)

     Under our agreement with J&J, we are jointly developing novel technologies for the efficient, large-scale manufacture of a particular class of complex carbohydrates for human healthcare applications. Either party may terminate the agreement upon sixty days prior notice.

     The collaboration with J&J will require:

     o    intellectual property protection for the novel technology;

     o    manufacturing scale-up;

     o    compliance with regulatory requirements;

     o successful sales and marketing of products manufactured using the novel technology; and

     o further agreement on the structure and financing of a large-scale manufacturing facility and start-up operating expenses.

     Our business, financial condition and results of operations will be materially and adversely affected if the agreement is terminated, or if we jointly fail to commercialize any products.

  Bristol-Myers Squibb Company

     In June 1998, we entered into an agreement with Bristol-Myers Squibb Company to develop proprietary processes for the manufacture of complex carbohydrates for two cancer vaccines being developed by Bristol-Myers. If we complete milestones under the agreement, we will receive additional money. We may not successfully complete the milestones according to the time frame anticipated, if at all. Bristol-Myers may terminate the agreement upon ninety days prior notice.

     Even if we successfully complete development of these processes, and fulfill all of our obligations to Bristol-Myers, either or both of these cancer vaccines may not be clinically safe and effective, and Bristol-Myers may not obtain regulatory approval to market either or both of these vaccines. If Bristol-Myers decides to purchase any complex carbohydrates from us after commercializing either of its vaccines, we will need to negotiate the terms of a manufacturing supply agreement. Our business, financial condition, and results of operations may be materially and adversely affected if:

     o    we fail to complete successful development of these processes;

     o Bristol-Myers fails to obtain regulatory approval to market either or both of its cancer vaccines; or

     o we fail to enter into a manufacturing supply agreement with Bristol-Myers.

  Abbott Laboratories

     Under our agreements, Abbott Laboratories has the exclusive right to use our technology to manufacture and commercialize, for nutritional purposes only, any complex carbohydrate naturally found in breast milk. If Abbott commercializes any products manufactured using our technology, Abbott will owe us a commercialization fee and royalties. Abbott may terminate the agreements upon sixty days prior notice, and upon termination, Abbott would have no further payment obligations to us. At any time prior to the first commercial sale of any product manufactured using our technology, Abbott has the option to make the agreements non-exclusive.

     We also have the option to make the agreements non-exclusive. If either party makes the agreements non-exclusive, Abbott will not be required to pay a $5 million fee otherwise due upon commercialization, and royalties payable by Abbott would be reduced by 50%.

     Abbott is completely responsible for developing, manufacturing, and commercializing nutritional products under our agreements. The amount and timing of resources Abbott commits to these activities are entirely within its control. We do not know or control if or when Abbott will commercialize any products under the agreements. Our business, financial condition, and results of operations may be materially and adversely affected if Abbott fails to commercialize any products manufactured using our technology.

Our success depends upon our patents and other intellectual property

     Our success will depend in part on our ability to obtain patent protection for our products and manufacturing processes, preserve our trade secrets, and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical, and biotechnology industries place considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products, and processes.

     We own patents and patent applications and have licensed patents and patent applications from a number of universities. If we commercialize any products manufactured by use of technology licensed in from another party, we will be required to make payments as specified in the applicable license agreement. Our business, financial condition, and results of operations may be materially and adversely affected if any of these agreements are terminated.

     Under our agreements, we depend on licensors or collaborators to prosecute patents and protect our intellectual property. Patent applications that we have filed or licensed may not result in issued patents. Issued patents that we own or have licensed may be challenged and invalidated. Our patents may not be adequate to prevent others from engaging in activities for which we have sought proprietary protection. In addition, others may obtain patents that prevent the manufacture or sale of one or more of our products.

     Defense and prosecution of patent claims can be expensive and time-consuming, regardless of whether the outcome is favorable to us. We may be required to divert substantial financial, management, and other resources from our other activities. An adverse outcome could:

     o    subject us to significant liabilities to third parties;

     o    require us to seek licenses from third parties; or

     o require us to cease any related research and development, manufacturing activities, or product sales.

     If we need to seek a license from another party, the other party may be unwilling to license technology to us on acceptable terms. In addition, the laws of some countries may not adequately protect our intellectual property.

     In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how. To help protect our rights, we require all employees, consultants, advisors, and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We require that our employees and consultants disclose and assign to us their ideas, developments, discoveries, and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure.

     Some of our management and scientific personnel have been recruited from pharmaceutical companies and academic institutions. In some cases, these individuals may be continuing research in the same areas with which they were involved prior to joining us. As a result, we could be subject to allegations of violation of trade secrets and similar claims.

Clinical trials for our pharmaceutical product candidates will be expensive and their outcome is uncertain

     Our product candidates may fail to demonstrate safety and efficacy in clinical trials. Any failure in the clinical trial process, or problems arising with any product after obtaining regulatory approval, may impede our ability to obtain additional financing and will materially and adversely affect our business, financial condition, and results of operations.

     Before obtaining regulatory approvals for the sale of any pharmaceutical products, we must demonstrate that our product candidates are safe and effective for humans. We will incur substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials.

     Completion of clinical trials may take several years or more. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of potential drugs have shown promising results early in clinical trials, but subsequently failed to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. In addition, changes in regulatory policy during the period of product development could lead to regulatory delays or rejections.

     Two of our product candidates, NE-1530 for treatment of pediatric ear infections and NE-0080 for treatment of gastritis and peptic ulcers, are currently in clinical trials. Clinical trials of these, or any other potential pharmaceutical product candidates, may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals. Regulatory authorities may not permit us to conduct any additional clinical trials for our product candidates.

     Our other pharmaceutical product candidates are in preclinical development. We have not submitted investigational new drug applications, and as a result have not begun clinical trials for these product candidates. We may not successfully complete preclinical or clinical development of any of our pharmaceutical product candidates.

     We have limited experience in designing, conducting, and managing clinical trials. We rely on third parties to assist us in managing, monitoring, and conducting clinical trials. We may enter into collaborative arrangements that provide for a collaborator to assume responsibility for future clinical development and obtaining regulatory approvals. If third parties or potential collaborators fail to perform under our agreements with them, our clinical trials may be delayed or stopped prior to completion.

We are subject to extensive government regulation and we may not obtain regulatory approvals

     Our products and our manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States and other countries. The development, manufacture, marketing, and sale of each of our product candidates are subject to one of the following regulatory review processes:

     o    pharmaceutical--new drug application

     o    infant formula additive--new infant formula submission

     o foods and food ingredients--either self-affirmed to be generally recognized as safe (GRAS) or food additive petition process

     Generally, pharmaceuticals are regulated more rigorously than foods and food ingredients. Infant formula additives are special types of food ingredients that are regulated more rigorously than most other types of food ingredients. We may not obtain the appropriate regulatory approval for any of our products.

  Regulation of pharmaceutical product candidates

     We are developing three compounds as potential pharmaceutical products, of which two are in clinical trials. In addition, we are developing proprietary processes for the manufacture of complex carbohydrates for two cancer vaccines being developed by Bristol-Myers Squibb Company. Our pharmaceutical product candidates, as well as the Bristol-Myers vaccines, must undergo an extensive regulatory approval process before commercialization. This process, which is regulated by the FDA and by comparable agencies in other countries, generally requires:

     o expensive and time-consuming preclinical studies and clinical trials of each compound to establish its safety and effectiveness;

     o compliance with FDA good laboratory, clinical, and manufacturing practices during testing and manufacturing;

     o    many years, if ever, until regulatory approval is obtained; and

     o continued FDA oversight of product and promotion after marketing approval is obtained.

     If we fail to comply with all applicable regulatory requirements, we may be subject to delays or regulatory action, including:

     o    warning letters;

     o    fines;

     o    product recalls or seizures;

     o    injunctions;

     o refusal of the FDA to complete review of pending market approval applications or supplements to approval applications;

     o    total or partial suspension of production;

     o refusal to approve new drug or other approval applications or supplements;

     o    withdrawal of previously approved product approvals;

     o    civil penalties; and

     o    criminal prosecution.

     We have not submitted, and we may never submit, any of our pharmaceutical product candidates for marketing approval to the FDA, or any other regulatory authority. In addition, Bristol-Myers, which is responsible for all regulatory activities relating to its vaccines, has not submitted, and may not ever submit, its vaccines for marketing approval to the FDA, or any other regulatory authority.

     If any products manufactured using our technology are submitted for regulatory approval, they may not be able to gain either the approvals necessary for commercialization or the desired labeling claims. Any delay in gaining, or failure to gain, these approvals would adversely affect our ability to generate product revenues or royalties. Even if all approvals are granted, these approvals may entail commercially unacceptable limitations on the labeling claims. Even if granted desired labeling claims, a marketed drug or compound and the manufacturer are subject to continual review and inspection. Later discovery of previously unknown problems with a product or manufacturer may result in restrictions or regulatory action against the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may delay or alter regulatory approval of our potential products. We cannot predict the impact of adverse governmental action that might arise from future legislative and administrative action.

   Regulation of infant formula additives

     Abbott Laboratories is using our technology to develop a complex carbohydrate as a potential nutritional additive to infant formula. This potential infant formula additive is identical to a naturally occurring carbohydrate found in mothers' milk. As with any additive to infant formula, this proposed additive must undergo rigorous safety testing, and is subject to intensive regulation.

     The manufacture, composition, and labeling of infant formulas are subject to the provisions of the United States Infant Formula Act. Prior to commercializing any potential infant formula additive, an infant formula manufacturer must demonstrate that its potential additive:

     o is generally recognized as safe (GRAS) either by previous regulation of the FDA, or is self-affirmed as GRAS by the infant formula manufacturer; or

     o    is the subject of an approved food additive petition.

     Under our agreements, Abbott is responsible for all regulatory activities relating to the infant formula additive. Abbott has not yet made, nor may ever make, any filings with the FDA to propose inclusion of an infant formula additive manufactured using our technology. Abbott's efforts to commercialize any infant formula additives manufactured using our technology may be materially and adversely affected if Abbott does not self-affirm the GRAS status of its potential infant formula additive.

     In addition, at the request of the FDA, the Life Science Research Organization is conducting a thorough review of potential nutrients in infant formula, including oligosaccharides like the one being developed by Abbott using our technology. The timing of, or the recommendations (if adopted by the FDA) resulting from, that review may materially and adversely affect Abbott's efforts to commercialize any infant formula additives manufactured using our technology.

  Regulation of foods and food ingredients

     The initial product to be manufactured in collaboration with Johnson & Johnson will be regulated as a food ingredient. Foods and food ingredients are subject to the provisions of the federal Food, Drug and Cosmetic Act. Food ingredients are broadly defined as any substances that may become a component, or otherwise affect the characteristics, of food. Food ingredients are regulated either as substances generally recognized as safe (GRAS) or as food additives.

     Johnson & Johnson is responsible for all regulatory activities relating to any products manufactured using our joint technology. J&J has informed us that it intends to self-affirm as GRAS the initial product to be manufactured using the joint technology. If J&J is unable to make this affirmation, and is required to file a food additive petition to obtain FDA approval for use of the compound as a food ingredient, our business, financial condition, and results of operations will be materially and adversely affected.

     Food ingredients that are GRAS are excluded from the definition of food additives. The FDA has affirmed by regulation a number of substances as GRAS, although it is not required that a substance be affirmed as GRAS by regulation of the FDA in order to be GRAS. A manufacturer may self-affirm a substance as GRAS by making an independent determination that qualified experts would generally agree that the substance is GRAS for a particular use. If the FDA disagrees with a determination, the manufacturer must complete the food additive petition process for the substance to be approved by the FDA.

     Food ingredients that are not GRAS are regulated as food additives. All new food additives require FDA approval prior to commercialization. Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. The food additive petition process is generally expensive and lengthy. Commercialization of the food additive, if permitted by the FDA, often occurs several years after the petition is submitted to the FDA. If a food additive petition is submitted, the FDA may choose to reject the petition or deny any desired labeling claims. Furthermore, the FDA may require the establishment of regulations that necessitate costly and time-consuming compliance procedures.

We are exposed to competition from many sources

     Several companies are producing by enzymatic and other means a limited number of oligosaccharides and oligosaccharide precursors. Our competitors may successfully develop technologies and products that are more effective than our technologies, or that would render our technology or products or both obsolete or noncompetitive. If we are unable to compete against our competitors, our business, financial condition, and results of operations could be materially and adversely affected.

     Our potential competitors include nutritional products companies, pharmaceutical companies, chemical companies, biotechnology companies, food companies, and consumer companies. Many of these companies have more:

     o    financial, scientific, and technical resources;

     o    manufacturing and marketing capabilities;

     o experience conducting preclinical studies and clinical trials of new products; and

     o experience in obtaining regulatory approvals for products.

We have limited commercial manufacturing capability or experience

     We intend to manufacture complex carbohydrates. We have limited resources and capability to manufacture some of our products on a commercial scale. To commercialize our products, we must manufacture our products in commercial quantities under current good manufacturing practices prescribed by the FDA, and at acceptable costs. Our existing facility is not adequate for large-scale, commercial manufacturing of all our products. Therefore, we will need to develop commercial-scale manufacturing facilities meeting good manufacturing practices, or depend on our collaborators, licensees, or contract manufacturers for the commercial manufacture of our potential products.

     Additional manufacturing facilities will require additional funds, additional personnel, and compliance with applicable regulations. We may not be able to design, build, or operate additional facilities to manufacture products in commercial quantities for sale at competitive prices. In addition to the normal scale-up risks associated with any manufacturing process, there may be unanticipated problems unique to carbohydrate manufacture.

We have no marketing or sales capability or experience

     We have no experience or capability in marketing, distributing, or selling products. We will have to develop a sales force or rely on our collaborators, licensees, or arrangements with others to provide for the marketing, distribution, and sales of any products we commercialize. We may not be able to establish marketing, distribution, and sales capabilities, or make arrangements with third parties to perform such activities on acceptable terms. If we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. Their efforts may not be successful, and therefore our revenues, if any, may be limited.

     If we fail to enter into arrangements with others, we will need to develop a marketing and sales force, which may need to be substantial in size, to achieve commercial success for any product candidate. We may not successfully develop marketing and sales experience or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our business, financial condition, and results of operations will be materially and adversely affected.

We may be subject to product liability claims which are not covered by insurance

     We may experience financial losses in the future due to product liability claims. The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose our collaborators or us to liability claims resulting from such use or sale of our products. We have no product liability insurance coverage for our clinical trials. We may not be able to obtain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

We use hazardous materials in our operations

     We may be required to incur significant costs to comply with environmental laws, rules, regulations, and policies. Current or future environmental laws, rules, regulations, and policies may materially and adversely effect our business, financial position, and results of operations. Our research and development processes involve the controlled use of hazardous materials, chemicals, and radioactive compounds.

     We store radioactive materials and various wastes in our facility. The risk of accidental injury or contamination from these materials cannot be entirely eliminated. We do not maintain a separate insurance policy for these types of risks. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially and adversely effect our business, financial position, and results of operations. We may incur substantial additional costs to comply with environmental regulations as we develop additional manufacturing capacity.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, increase of losses, success, and profitability of the business, necessity to sell additional securities, liquidity, and availability of additional funding sources, development, and commercialization of our products, continuation of collaboration with important business partners, dependence on licensors, protection of intellectual property in foreign countries, ability to obtain regulatory approvals for our products, development of commercial-scale manufacturing facilities and development of marketing and sales experience. These statements may be found in the sections of this prospectus entitled "Risk Factors" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" on page 3 and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.

                       WHERE CAN YOU FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Some information in the registration statement has been omitted from this prospectus in accordance with the SEC rules. We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read and copy the registration statement as well as reports, proxy statements, and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. We are also required to file with the SEC electronic versions of these documents, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements, and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we have previously filed with them, which means we can disclose important information by referring you to those documents. All information that we have incorporated by reference is available to you in accordance with the above paragraph. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders have sold all the shares.

     The following documents filed with the SEC (File No. 0-27718) are incorporated by reference in this prospectus:

     o    Our Annual Report on Form 10-K for the year ended December 31, 1998.

     o Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

     o    Our reports on Forms 8-K dated January 8, 1999 and July 14, 1999.

     o Our definitive Proxy Statement dated April 30, 1999, filed in connection with our 1999 Annual Meeting of Stockholders.

     o The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on October 1, 1997, including any amendment or reports filed for the purpose of updating such description.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to A. Brian Davis, Director, Finance, Neose Technologies, Inc., 102 Witmer Road, Horsham, Pennsylvania 19044, (215) 441-5890.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information known to us regarding the beneficial ownership of the common stock of each selling stockholder as of July 27, 1999 and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution" on page 13. The selling stockholders acquired from us all of the shares being offered hereby in private placement transactions pursuant to purchase agreements, dated as of June 25, 1999, at a purchase price per share of $9.50. We cannot assure you that the selling stockholders will sell any or all of the shares.


                                                                          Beneficial Ownership
                                                                              After Offering
                                  Number of Shares                        --------------------
                                 Beneficially Owned    Number of Shares   Number of
Name of Selling Stockholder      Prior to Offering      Being Offered      Shares      Percent
---------------------------      ------------------    -----------------  ----------   -------
Aries Domestic Fund II, L.P.            5,683                5,263             420        *

Aries Domestic Fund, L.P.              72,953               31,053          41,900        *

The Aries Master Fund                 172,684               73,684          99,000        *

Peter and Donna Kash                   43,860               10,526          33,334        *

M. D. Sabbah                          188,000              105,000          83,000        *

Nomura Bank (Switzerland)             105,263              105,263               0        *

The Holding Company                    52,632               52,632               0        *

Drax Holdings, LP                     229,126              210,526          18,600        *

Deephaven Opportunity Master          105,263              105,263               0        *

William F. Hamilton (3)                91,973               18,000          73,973        *

D. J. MacMaster, Jr. (3)               72,724               20,000          52,724        *

The Sears Living Trust                 21,324                3,400          17,924        *

Michael S. Weisbach, Custodian          2,000                2,000               0        *
for Richard L. Weisbach and
Beth Abagail Weisbach

David A. Weisbach, Custodian            1,000                1,000               0        *
for Mara R. Weisbach

P. Sherrill Neff (1) (3)              248,137                2,000         246,137      2.1%

Stephen A. Roth (2) (3)               355,642                1,000         354,642      3.1%

MRL Partners LP                       500,759              500,759               0        *

MHR Capital Partners LP               210,526              210,526               0        *

OTT LLC                                42,105               42,105               0        *

-----------------------
*    less than one percent
(1)  includes 1,000 shares of common stock owned by Mr. Neff's wife.
(2) includes 100,000 shares of common stock owned by Dr. Roth's wife and 15,758 shares of common stock owned by Dr.Roth's daughter.
(3) includes the following shares of common stock issuable under stock options that are exercisable within 60 days of July 27, 1999: Hamilton - 51,889 shares; MacMaster - 36,890 shares; Neff - 235,000 shares; Roth - 143,333 shares.

     The following selling stockholders have a material relationship with us:

     o Paramount Capital Asset Management, Inc. is the investment manager of The Aries Master Fund and the general partner of each of the Aries Domestic Fund, L.P. and the Aries Domestic Fund II, L.P. Lindsay A. Rosenwald, M.D., one of our directors, is the chairman and sole shareholder of Paramount Capital Asset Management, Inc. Dr. Rosenwald and Paramount Capital may be deemed to have voting and investment control over the securities of the issuer owned by the three Aries funds under Rule 16a-(a)(1) of the Securities Exchange Act of 1934. Paramount Capital Asset Management, Inc. and Dr. Rosenwald disclaim beneficial ownership of the securities held by the three Aries funds, except to the extent of their pecuniary interest therein. Dr. Rosenwald is also the chairman and sole stockholder of Paramount Capital, Inc., which acted as finder in the private offering in which the selling stockholders purchased the shares covered by this prospectus.

     o Peter Kash has entered into a consulting agreement with us to provide services with respect to business development and investor relations. Mr. Kash is also the Senior Managing Director of Paramount Capital, Inc.

     o    William F. Hamilton is one of our directors.

     o    Douglas J. MacMaster, Jr. is one of our directors.

     o Lowell E. Sears, one of our directors, serves as trustee of The Sears Living Trust.

     o Michael S. Weisbach and David A. Weisbach are the sons of Jerry A. Weisbach who is one of our directors.

     o P. Sherrill Neff serves as our President and Chief Financial Officer, and is one of our directors. Mr. Neff disclaims beneficial ownership of the shares held by his wife.

     o Stephen A. Roth serves as Chairman and Chief Executive Officer, and is one of our directors. Dr. Roth disclaims beneficial ownership of the shares held by his wife and daughter.

     o MHR Capital Partners LP, MRL Partners LP and OTT LLC, all of which are investment funds, are directly or indirectly managed by Mark H. Rachesky, M.D., one of our directors.

                              PLAN OF DISTRIBUTION

     The shares offered hereby by the selling stockholders may be sold from time to time by the selling stockholder, or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between the selling stockholder and purchasers without a broker-dealer.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Upon us being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

     o    the name of each such broker-dealer,

     o    the number of shares involved,

     o    the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and

     o    other facts material to the transaction.

     We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisers to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us and our directors, and our officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL OPINION

     The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The financial statements contained in our Annual Report on Form 10-K, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

================================================================================






















================================================================================








================================================================================





                                1,500,000 SHARES



                            NEOSE TECHNOLOGIES, INC.




                                  COMMON STOCK





                                 ---------------

                                   PROSPECTUS

                                 ---------------









                                  ____ __, 1999








================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

SEC registration fee                                    $ 4,170
Nasdaq listing fee                                        7,500
Legal fees and expenses                                  25,000
Printing and engraving expenses                             500
Accounting fees and expenses                                500
Miscellaneous                                             1,000
                                                        -------
         Total                                          $38,670

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 6 of Article 7 of Neose's Amended and Restated By-laws provides to the fullest extent permitted by Section 145 of the Delaware General Corporation Law for the indemnification of each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom.

Item 16. List of Exhibits

     The exhibits filed as part of this registration statement are as follows:

Exhibit
Number        Description
-------       -----------
5.1**         Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1** Consent of Morgan, Lewis & Bockius (included in its opinion filed as Exhibit 5.1 hereto).

23.2**        Consent of Arthur Andersen LLP.

24.1**        Powers of Attorney (included as part of signature page hereof).

99.1* Form of Purchase Agreement dated as of June 25, 1999 between Neose Technologies, Inc. and the purchasers set forth on the signature pages thereto.

99.2* Amended and Restated Purchase Agreement dated as of June 25, 1999 between Neose Technologies, Inc. and the purchasers set forth on the signature pages thereto.

---------------

*    Previously filed.
**   Filed herewith.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Horsham, state of Pennsylvania, on July 28, 1999.


                                    NEOSE TECHNOLOGIES, INC.


                                    By: /s/ P. Sherrill Neff
                                        -------------------------------------
                                        P. Sherrill Neff
                                        President and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

     Each person, in so signing also makes, constitutes, and appoints Stephen A. Roth, Chief Executive Officer of Neose, and P. Sherrill Neff, President and Chief Financial Officer of Neose, and each of them acting alone, as his true and lawful attorneys-in-fact, with full power of substitution, in his name, place, and stead, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this report.

               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
/s/ Stephen A. Roth                      Chief Executive Officer and Chairman               July 28, 1999
-----------------------------            of the Board (Principal Executive
Stephen A. Roth                          Officer)

/s/ P. Sherrill Neff                     President, Chief Financial Officer,                July 28, 1999
-----------------------------            and Director (Principal Financial
P. Sherill Neff                          and Accounting Officer)

/s/ William F. Hamilton                  Director                                           July 28, 1999
-----------------------------
William F. Hamilton

/s/ Douglas J. MacMaster, Jr.            Director                                           July 28, 1999
-----------------------------
Douglas J. MacMaster, Jr.

/s/ Mark H. Rachesky                     Director                                           July 28, 1999
-----------------------------
Mark H. Rachesky

/s/ Lindsay A. Rosenwald                 Director                                           July 28, 1999
-----------------------------
Lindsay A. Rosenwald

/s/ Lowell E. Sears                      Director                                           July 28, 1999
-----------------------------
Lowell E. Sears

/s/ Jerry A. Weisbach                    Director                                           July 28, 1999
-----------------------------
Jerry A. Weisbach


                                  EXHIBIT INDEX

Exhibit
Number            Document                                                           Page Number
-------           --------                                                           -----------

5.1** Opinion of Morgan, Lewis & Bockius regarding legality of securities being registered.

23.1** Consent of Morgan, Lewis & Bockius (included in its opinion filed as Exhibit 5.1 hereto).

23.2**            Consent of Arthur Andersen LLP.

24.1** Powers of Attorney (included as part of signature page hereof).

99.1*             Purchase Agreement dated as of June 25, 1999 between Neose
                  Technologies, Inc. and the purchasers set forth on the signature pages thereto.

99.2*             Amended and Restated Purchase Agreement dated as of June 25,
                  1999 between Neose Technologies, Inc. and the purchasers set forth on the signature pages thereto.

---------------


*    Previously filed.
**   Filed herewith.